UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

April 9, 2004

Dear Fellow Stockholder:

      We are pleased to invite you to our annual meeting of stockholders, which will be held on May 13, 2004, at our offices at 11808 Miracle Hills Drive in Omaha, Nebraska. As we have done in the past, we will review major developments since our last stockholders’ meeting in addition to considering the matters described in the enclosed proxy statement.

      We hope that you will attend the meeting in person. Even if you plan to attend, we strongly encourage you to sign and return the enclosed proxy card to ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to seeing you.

Sincerely,

THOMAS B. BARKER
Chief Executive Officer

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 13, 2004
Time:	9:00 a.m. Central time
Place:	11808 Miracle Hills Drive Omaha, Nebraska 68154

MATTERS TO BE CONSIDERED:

•	Election of directors

•	Ratification of appointment of Deloitte & Touche LLP as our external auditor for 2004

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

MARY E. WEST
Vice Chair and Secretary

April 9, 2004

Please vote promptly.

PROXY STATEMENT

       Your vote is very important. For this reason, the Board of Directors requests that you allow your common stock to be represented at the annual meeting by the proxies named on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. The terms “we”, “our”, “West” and the “Company” all refer to West Corporation. The proxy statement is being sent to our stockholders on or about April 9, 2004.

GENERAL INFORMATION ABOUT THE MEETING

Who can vote

      You may vote your West common stock if our records showed that you owned your shares at the close of business on April 1, 2004. On that date, a total of 67,338,510 shares of our common stock were outstanding and entitled to vote. Each share of West common stock has one vote. On April 1, 2004, there were also 10,000,000 shares of authorized preferred stock, none of which have been issued. The enclosed proxy card shows the number of shares that you may vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required by law or as authorized by you.

Voting your proxy

      If you own your common stock through a broker, bank or other nominee, you will receive instructions from them that you must follow to vote your shares.

      If you own your shares directly in your own name, you may instruct the proxies how to vote your common stock by:

•	using the toll free telephone number listed on the proxy card;

•	using the Internet voting site listed on the proxy card; or

•	signing, dating and mailing the proxy card in the postage paid envelope that we have provided for you.

      You can always come to the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Whichever method you use, the proxies will vote your shares in accordance with your instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board.

Matters to be presented

      We are not aware of any matters that will be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy

      You may revoke your proxy instructions at any time before the meeting. To do so, you must:

•	advise our Corporate Secretary in writing;

•	deliver new proxy instructions; or

•	attend the meeting and vote your shares in person.

      We recommend that you revoke or amend your prior instructions in the same way you initially gave them — that is, by telephone, Internet or in writing. This will help ensure that your shares are voted the way you wish them to be voted.

How votes are counted

      We will hold the annual meeting if a majority of our outstanding common stock is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

      If you own your shares through a bank, broker or other nominee (in “street name”) and you do not instruct your nominee how to vote your shares, your nominee may either leave your shares unvoted or vote your shares on the two matters that will be considered at the annual meeting.

      If your shares are held in street name, your nominee cannot vote on matters that are not routine if you have not provided voting instructions to your nominee. Your shares will constitute “broker non-votes.” Broker non-votes count for quorum purposes, but we do not count broker non-votes as votes for or against any proposal.

Cost of this proxy

      We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit stockholders personally, by telephone, by e-mail or by facsimile. Our employees will not receive any additional compensation for doing this. We will, on request, reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Householding of proxy material

      In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please submit your request either by mail addressed to our Corporate Secretary at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 or by telephone at (402) 963-1500.

Attending the annual meeting

      If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The lower portion of the proxy card is your admission ticket. If you own your common stock through a broker, bank or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote in person common stock that you own through a nominee, you must get a written proxy in your name from the broker, bank or other nominee that holds your shares.

PROPOSAL 1:

ELECTION OF DIRECTORS

      Our Board consists of six directors, divided into three classes. Our Board has nominated two directors for election at this annual meeting. If elected, the nominees will serve until our 2007 annual meeting and until their successors are elected and qualified.

Votes required

      Directors are elected by a plurality of the votes cast at the meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes withheld for any nominee will not be counted.

      Although we know of no reason why either nominee would not be able to serve, if either nominee is unavailable for election, the proxies will vote your common stock to approve the election of a substitute nominee proposed by the Board. The Board may also choose to reduce the numbers to be elected, as permitted by our Bylaws.

Information about the nominees

      Each nominee is currently a director. Each nominee has agreed to be named in this proxy statement and to serve if elected. Each nominee was a director in 2003 and attended 100% of the meetings of the Board and committees on which the nominee served.

      Mary E. West (age 58) Director since 1986 Mrs. West co-founded WATS Marketing of America in 1978 and remained with that company until December 1985. In January 1986, she founded West. Mrs. West has served as our Vice Chair of the Board of Directors since 1987. Mary West and Gary West are wife and husband.

      George H. Krauss (age 61) Director since 2001 Mr. Krauss is Of Counsel to Kutak Rock LLP, a law firm, and a consultant to America First Companies, an investment company in Omaha, Nebraska. Mr. Krauss was a partner of Kutak Rock from 1975 to 1997 and became Of Counsel in 1997. Mr. Krauss is a director of Gateway, Inc. and America First Mortgage Investments, Inc. He is also a director of a number of closely held companies and investment firms.

Board recommendation

      The Board unanimously recommends that you vote “FOR” each nominee.

The Board

      West is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities throughout the year at Board and committee meetings and also through other communications with the Chairman, Chief Executive Officer and others regarding matters of concern and interest about West. During 2003, the Board held seven meetings. The Board has regularly scheduled meetings of its independent directors. Each director attended 100% of the meetings of the Board and the committees on which the director served.

Information about the directors continuing in office

      Gary L. West (age 59) Director since 1987 Mr. West co-founded WATS Marketing of America in 1978 and remained with that company until 1985. He joined West in July 1987 after the expiration of a noncompetition agreement with WATS. Mr. West has served as our Chairman of the Board of Directors since joining West. Gary West and Mary West are husband and wife. His term will expire in 2005.

      Greg T. Sloma (age 52) Director since 1997 Mr. Sloma was appointed to the Board of Directors in 1997. In January 2004, Mr. Sloma became Executive Vice President and Chief Financial Officer of SpeedNet Services, Inc., a broadband wireless Internet Service Provider. From July 2001 to January 2004, Mr. Sloma was Vice Chairman, Director of Mergers & Acquisitions of Data Transmission Network Corporation (“DTN”), an Omaha based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as DTN’s President and Chief Executive Officer. He was an employee of DTN since April 1993, holding the positions of President & Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer. Prior to joining DTN, Mr. Sloma was a partner at Deloitte & Touche LLP specializing in tax consulting. His term will expire in 2005.

      Thomas B. Barker (age 49) Director since 1997 Mr. Barker joined us in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West in March 1995. He was promoted to President and Chief Executive Officer in September of 1998. He is currently our Chief Executive Officer. His term will expire in 2006.

      William E. Fisher (age 57) Director since 1997 Mr. Fisher is the President of Global Software Services, with CSG Systems, Inc., and has served in this role since September 2001. Previously, he was the founder, Chairman of the Board and Chief Executive Officer of Transaction Systems Architects, Inc. (“TSAI”) from its inception in 1993 until he retired from the company in May 2001. TSAI is an Omaha-based company that develops, markets and supports a broad line of software products and services primarily focused on facilitating electronic payments. His term will expire in 2006.

Board committees

      The Board has an audit committee and a compensation committee. The following describes for each committee its current membership, the number of meetings held during 2003 and its mission.

Audit committee

      William E. Fisher, George H. Krauss and Greg T. Sloma The audit committee met five times in 2003. The audit committee is responsible for:

•	Meeting with our independent accountants regarding audits and the adequacy of our accounting and control systems;

•	Engaging a firm of certified independent accountants to serve as our independent accountants;

•	Authorizing all audit fees and other professional services rendered by the independent accountants;

•	Reviewing the independence of the accountants; and

•	Ensuring the objectivity of our financial statements.

      The audit committee is also responsible for preparing the audit committee report required by SEC rules, which is included in this proxy statement on page 13.

      The Board has determined that each audit committee member is independent in accordance with Nasdaq listing standards and SEC regulations, and that William Fisher and Greg Sloma each is an “audit committee financial expert” as defined by the SEC.

Compensation Committee

      William E. Fisher, George H. Krauss, Greg T. Sloma and Gary L. West The compensation committee met three times in 2003. The compensation committee reviews and approves our compensation and benefit programs, ensures the competitiveness of these programs and advises the Board on the development and succession for executives.

      The compensation committee is also responsible for preparing the compensation committee report required by SEC rules, which is included in this proxy statement on page 10.

Board independence and nominating committee matters

      West is a “controlled company” as that term is defined by Nasdaq listing standards. A controlled company is a company of which more than 50% of the voting power is held by an individual, group or other company. Currently, Gary West and Mary West hold 68% of our voting power. Under Nasdaq listing standards, a controlled company like West does not need to maintain a nominating committee or a majority of independent directors on its board. However, independent directors of controlled companies are required to hold meetings at which only the independent directors are present. Our independent directors met separately five times during 2003.

PROPOSAL 2:

APPOINTMENT OF EXTERNAL AUDITOR

Deloitte & Touche LLP

      The audit committee has appointed Deloitte & Touche LLP (“D&T”) as external auditor to audit our financial statements for the year ending December 31, 2004. A resolution will be presented at the meeting to ratify their appointment.

      All services were reviewed with our audit committee and senior management to confirm that the performance of such services was consistent with maintaining D&T’s independence.

Fees

      The following table summarizes the fees we paid to D&T in 2003 and 2002.

Fee Type	2003	2002

Audit	$268,350	$163,300
Audit-related	442,442	21,815
Tax	302,057	255,500
All other	—	—

Total	$1,012,849	$440,615

      Audit Fees — Audit fees consist of fees paid for the audits of our annual financial statements and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q. The increase in fees in 2003 over 2002 was primarily due to the acquisition of InterCall and the resulting increase in the size of the engagement and hours required to perform audit functions.

      Audit-Related Fees — Audit-related fees consist of fees paid for our SEC filings, advisory services, an internal control attestation engagement and the audit of our 401(k) Plan. The increase in fees in 2003 over 2002 was primarily due to services provided on the InterCall acquisition and on Attention’s purchased paper portfolio transaction.

      Tax Fees — Tax fees consist of fees paid for recurring tax consultation, state tax credit incentive programs, employment tax planning, a transfer pricing study and international tax consultation.

      Our audit committee pre-approved all of the foregoing services.

      A member of D&T will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

Vote required

      The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote is needed to ratify the appointment of D&T. If the stockholders do not ratify the appointment of D&T, the audit committee will reconsider the selection of the external auditor.

Board recommendation

      The Board unanimously recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP.

COMPENSATION

Director compensation

  Director fees and expenses

      Non-employee directors receive $5,000 per meeting and $5,000 annually for telephonic meetings. In addition, audit committee members receive $10,500 for the year-end audit committee meeting. Non-employee directors may elect to participate in our deferred compensation plan with matching contributions provided by us. During 2003, Messrs. Fisher, Krauss and Sloma, our non-employee directors, each received $35,500 in directors’ fees.

      In addition, we reimburse directors for all reasonable expenses incurred in connection with their attendance at Board meetings. Mr. Fisher was reimbursed $778 for expenses incurred in connection with his attendance at Board meetings.

  Stock incentive plan

      Directors are granted options to acquire 14,000 shares of common stock when they are first elected to the Board. For this initial grant, options for 6,000 shares vest on the first anniversary of the date of grant and options for 4,000 shares vest on the second and third anniversary of the date of grant.

      Thereafter, directors are also granted options to purchase 5,000 shares of common stock as of each annual meeting provided they remain a director at such time. For these annual grants, options for 1,000 shares vest on the first anniversary of the date of grant and options for 2,000 shares vest on the second and third anniversary of the date of grant.

Executive compensation

      The following table summarizes the compensation paid to our chief executive officer and our four other most highly compensated executive officers. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 2003.

					Long-Term
					Compensation
					Awards
				Restricted	Securities
		Annual Compensation		Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	(#)	(#)	($)(1)

Thomas B. Barker	2003	475,000	1,168,364	—	360,450	76,495
President, Chief Executive	2002	475,000	—	—	50,000	16,075
Officer and Director	2001	475,000	200,000	—	—	13,752
Nancee R. Berger	2003	310,000	653,275	—	286,982	15,979
Chief Operating Officer	2002	290,000	—	—	—	16,075
	2001	290,000	212,890	—	—	15,281
J. Scott Etzler	2003	457,544	2,740,034	—	35,000	10,793
President — InterCall(2)
Todd B. Strubbe	2003	250,000	400,000	—	—	48,884
President, CEO —	2002	250,000	100,000	—	—	55,571
West Direct, Inc.(3)	2001	100,961	100,000	—	50,000	22,118
Paul M. Mendlik	2003	250,000	374,610	—	100,000	254,777
Chief Financial Officer, Executive Vice President — CFO and Treasurer(4)	2002	36,960	41,667	80,000	—	3,306

(1)	These amounts reflect matching contributions made on behalf of each officer pursuant to our 401(k) Plan, Executive Retirement Savings Plan or Non-Qualified Deferred Compensation Plan and medical, dental and life insurance premiums paid on behalf of each officer.

(2)	Mr. Etzler joined West as the President of InterCall upon the acquisition of InterCall on May 9, 2003. His 2003 compensation includes a $2,000,000 bonus paid by InterCall upon the closing of the acquisition.

(3)	Mr. Strubbe joined West Direct in July 2001. Mr. Strubbe received $47,342 and $22,118 for moving expenses in 2002 and 2001, respectively. These amounts are included in other compensation.

(4)	Mr. Mendlik joined us in November 2002. Mr. Mendlik entered into restricted stock agreements with us pursuant to which he received 80,000 shares of our restricted common stock. Twenty percent of these shares vested on January 1, 2003. The remaining shares will vest on the second, third, fourth and fifth anniversaries of the date of grant. The restricted shares are subject to forfeiture until vested. Mr. Mendlik has the right to vote and receive dividends on these shares even if they have not vested. The fair value of these shares on the grant date was $1,346,000 or $16.825 per share. At December 31, 2003, these 80,000 shares had a market value of $1,858,400. We recognize compensation expense over the vesting period. During 2003 and 2002, we recognized $403,047 and $269,200 as compensation, respectively.

SECURITY OWNERSHIP

      The following table summarizes the beneficial ownership of our common stock as of March 1, 2004, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director and nominee for director;

•	each executive officer; and

•	all directors and executive officers as a group.

	Amount
	Beneficially	Percent of
Name and Address of Beneficial Owners(1)	Owned	Common Shares

Gary L. West(2)	45,462,363	67.5%
Mary E. West(2)	45,462,363	67.5%
Thomas B. Barker(3)	879,131	1.3%
Greg T. Sloma(4)	23,300	*
William E. Fisher(5)	9,500	*
George H. Krauss(6)	11,000	*
Nancee R. Berger(7)	547,840	*
J. Scott Etzler	—	—
Paul M. Mendlik(8)	92,500	*
Todd B. Strubbe(9)	103,502	*
All directors and executive officers as a group (13 persons)(10)	47,483,639	70.6%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)	Shares held by Gary and Mary West are held in joint tenancy with right of survivorship. Voting power of these shares is shared between them.

(3)	Includes 761,007 shares subject to options.

(4)	Includes 900 shares held by Mr. Sloma’s daughter and 1,400 shares held by Mr. Sloma’s son. Also includes 21,000 shares subject to options.

(5)	Includes 9,000 shares subject to options.

(6)	Includes 11,000 shares subject to options.

(7)	Includes 522,461 shares subject to options.

(8)	Includes 12,500 shares subject to options.

(9)	Includes 25,000 shares subject to options.

(10)	Includes 1,714,976 shares subject to options.

      The table above does not include 73,703 shares notionally granted under our Nonqualified Deferred Compensation Plan at March 31, 2004. These shares have not been granted, do not carry voting rights and cannot be sold until the end of the deferral periods, which begin in 2008.

      Except as otherwise noted, each person named in the table above has sole voting and investment power with respect to the shares. Beneficial ownership and percentages are calculated in accordance with SEC rules. Beneficial ownership includes shares subject to options that are currently exercisable or exercisable within 60 days following March 1, 2004.

Option grants in 2003

      The following table summarizes options granted during 2003 to the persons named in the summary compensation table.

					Potential Realized Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options			Stock Price Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees in	Exercise Price	Expiration
Name	(#)	Fiscal Year	($/share)	Date	5% ($)	10% ($)

Thomas B. Barker	289,022	10.3%	18.60	04/01/13	8,756,627	13,943,465
	35,714	1.3%	26.74	07/01/13	1,555,291	2,476,541
	35,714	1.3%	24.41	10/01/13	1,420,036	2,261,170

	360,450	12.9%			11,731,953	18,681,175

Nancee R. Berger	229,840	8.2%	18.60	04/01/13	6,963,564	11,088,311
	28,571	1.0%	26.74	07/01/13	1,244,224	1,981,219
	28,571	1.0%	24.41	10/01/13	1,136,021	1,808,923

	286,982	10.3%			9,343,808	14,878,453

J. Scott Etzler	35,000	1.3%	25.43	06/02/13	1,449,798	2,308,560

Paul M. Mendlik	25,000	0.9%	16.58	01/02/13	675,177	1,075,106
	25,000	0.9%	18.60	04/01/13	757,436	1,206,090
	25,000	0.9%	26.74	07/01/13	1,088,712	1,733,593
	25,000	0.9%	24.41	10/01/13	994,033	1,582,831

	100,000	3.6%			3,515,358	5,597,620

Aggregate option exercises in 2003 and option values

      The following table summarizes aggregate option exercises in 2003 and their values.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the Money Options
			Options at Fiscal Year-End		at Fiscal Year-End
	Shares Acquired	Value	(#)		($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas B. Barker(1)	—	—	682,500	527,950	9,106,475	3,197,697
Nancee R. Berger(2)	—	—	465,000	346,982	6,297,263	1,876,709
J. Scott Etzler(3)	—	—	—	35,000	—	—
Todd B. Strubbe	—	—	25,000	25,000	63,375	63,375
Paul M. Mendlik(4)	—	—	—	100,000	—	282,000

(1)	Mr. Barker had 96,428 options not in the money at fiscal year end.

(2)	Ms. Berger had 57,142 options not in the money at fiscal year end.

(3)	Mr. Etzler had 35,000 options not in the money at fiscal year end.

(4)	Mr. Mendlik had 50,000 options not in the money at fiscal year end.

Employment agreements

      We have employment agreements with each of the executive officers named in the summary compensation table. The agreements specify a base salary and performance-based bonuses. Mr. Barker’s employment agreement for 2004 provides that he is our chief executive officer and receives an annual base salary of $750,000. Ms. Berger’s employment agreement for 2004 provides that she is our chief operating officer and president and receives an annual base salary of $500,000. Mr. Etzler’s employment agreement for 2004 provides that he is the president of InterCall and receives an annual base salary of $410,000. Mr. Strubbe’s employment agreement for 2004 provides that he is the president of West Direct and West Interactive Corporation and receives an annual base salary of $250,000. Mr. Mendlik’s employment agreement provides that he is our executive vice president, chief financial officer and treasurer and receives an annual base salary of $250,000.

      The agreements automatically renew each year unless the parties to the agreement give notice of non-renewal. In the event of death, termination for any reason or resignation, we will pay any salary earned through the date of termination, any bonus earned at the end of the month immediately preceding the date of termination and all vested benefits, if any, as of the date of termination. In the event of termination without cause, or resignation, the executive will or may remain as a consultant to us for a period of time that varies from twelve to twenty-four months depending upon the executive.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our executive compensation program is administered by our compensation committee. The compensation committee approves compensation objectives and policies as well as compensation plans and specific compensation levels for all executive officers.

Compensation policies

      The compensation committee seeks to provide a total compensation package that will motivate and retain our key employees. The compensation committee also seeks to provide incentives to achieve our short and long-term business objectives, and enhance stockholder value. When determining compensation amounts, the compensation committee considers (1) the base salary levels of executives with similar responsibilities in companies in similar lines of business, (2) the executive’s experience in his or her position at West and in the line of business as well as his or her performance over a sustained period of time, and (3) the historical and projected financial performance of West and the particular division associated with the executive. A review of the financial performance includes such measures as revenues, operating margin, net income, return on stockholders’ equity, return on revenues and total market value. The compensation committee makes a subjective determination based upon all such factors. Executive compensation during 2003 had three components: (1) base salary, (2) cash bonuses and (3) long-term incentive compensation.

Bonuses

      Bonuses for the officers are based on realizing financial targets set forth in formulas described in each of their employment agreements. The formulas are individually tailored to motivate the particular executive in accordance with his or her position, his or her prior performance and the potential impact he or she could have on the growth of sales and profit for us and the division with which he or she is associated.

Long-term incentive compensation

      Long-term incentive compensation opportunities are provided through stock option grants. All grants are made at exercise prices which are at least equal to the fair market value of the common shares on the date of grant in order that executives can gain only when stockholders gain. In making grants in 2003, the compensation committee considered the executive’s position with us and relevant responsibilities, service, individual and company performance and the anticipated length of future service.

Chief executive officer compensation

      The compensation committee believes that the role of chief executive officer is particularly important in reaching corporate objectives and accordingly reviews the chief executive officer’s compensation package annually based on his performance and our overall performance. The compensation committee approved Mr. Barker’s 2003 bonus of $1,168,364 and set his 2004 base salary at $750,000. In establishing his compensation, the compensation committee compared his compensation with the compensation of other CEOs in our industry in relation to our relative performance with respect to the industry. The compensation committee recognized Mr. Barker’s leadership skills in assembling and developing a strong management team and his role in guiding us through our growth since 1995 in his roles as president and then as chief executive officer. The committee also considered Mr. Barker’s strong industry background as well as his ability to manage significant growth in a profitable manner for the benefit of our stockholders. The compensation committee noted the company’s excellent performance in an otherwise difficult operating environment. The committee also noted Mr. Barker’s oversight of the successful acquisitions of InterCall and ConferenceCall.com during 2003.

      The compensation committee believes that Mr. Barker’s actual compensation for the fiscal year was appropriate in light of the above considerations.

Tax consequences

      Section 162(m) of the Internal Revenue Code generally prohibits a tax deduction to public companies for annual compensation over $1 million paid to each of the corporation’s chief executive officer and four other most highly compensated executive officers, except to the extent such compensation qualifies as “performance-based.” Provided that our other objectives are met, it is our intent to structure incentive compensation arrangements for our executive officers in a manner that will allow such compensation to be fully deductible for Federal income tax purposes.

Compensation Committee
William E. Fisher
George H. Krauss
Greg T. Sloma
Gary L. West

PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return of our common stock to the cumulative total return of the S&P 500 Index and a two peer indices. The total stockholder return for each company in the peer group indices has been weighted according to market capitalization. Each graph assumes an investment of $100 on December 31, 1998 and the reinvestment of all dividends.

      The “Old Peer Group index” consists of companies that provide outsourced customer relationship management (CRM) solutions and is comprised of the following companies: AEGIS Communications Group, Inc., APAC Teleservices, Inc., Convergys Corporation, ICT Group Inc., RMH Teleservices Inc., Sitel Corporation, Sykes Enterprises, Inc., Telespectrum Worldwide Inc. and Teletech Holdings, Inc.

      Upon completion of the InterCall acquisition, we revised our peer group to better reflect the changing nature of our business. The “New Peer Group index” consists of companies that provide outsourced CRM solutions, conferencing services, accounts receivable management and computer services and is comprised of the following companies: APAC Teleservices, Inc., Convergys Corporation, Sitel Corporation, Sykes Enterprises, Inc., Teletech Holdings, Inc., PTEK Holdings, NCOG Group and Alliance Data.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

ADDITIONAL INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) beneficial ownership reporting compliance

      Our directors and executive officers file reports with the SEC indicating the number of shares of our common stock that they owned when they became a director or executive officer and, after that, any changes in their ownership of our common stock. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from these individuals. Based on this review, we believe that during 2003 each of our directors and executive officers complied with these reporting requirements.

Director and officer transactions and other business relationships

Lease

      We lease a building located at 9910 Maple Street, Omaha, Nebraska, which houses a contact center and several administrative support departments. The building has 43,000 square feet of leasable space and sits on approximately 4.4 acres. This building is owned by 99-Maple Partnership, a partnership owned and controlled by Gary L. West, our Chairman and Mary E. West, our Vice Chair and Secretary. This lease commenced on April 1, 1988, and was renewed most recently on December 10, 2003, for a term of ten years. In accordance with the previous arrangement, the rent will be $89,635 per month between September 1, 2003 and August 31, 2004, $55,542 per month between September 1, 2004 and August 31, 2009 and $60,917 per month between September 1, 2009 and August 31, 2014. In addition to payment of rent, we are obligated to pay all taxes, insurance and maintenance pertaining to the building.

George Krauss

      George Krauss, one of our directors, is of counsel to Kutak Rock LLP, a law firm. We engaged Kutak Rock in connection with our acquisition of a receivables portfolio for our subsidiary Attention LLC. We paid Kutak Rock $187,864 in connection with this engagement.

West Direct reorganization

      Thomas Barker, Nancee Berger, Todd Strubbe and Rodney Kempkes, each executive officers of West or West Direct, previously owned 12.25% of West Direct. We acquired these equity interests on April 1, 2003, and now own all of West Direct. Each share of West Direct (other than those that we owned) was converted into 1.9625 shares of our common stock. The four individuals named above received an aggregate of 240,411 shares of our common stock in the transaction, some of which is subject to vesting. Mr. Barker received 98,127 shares of our common stock, of which 47,101 shares were subject to vesting at December 31, 2003. At December 31, 2003 these 98,127 shares had a market value of $2,279,490. Ms. Berger received 24,531 shares of our common stock, of which 9,812 shares were subject to vesting at December 31, 2003. At December 31, 2003 these 24,531 shares had a market value of $569,855. Mr. Strubbe received 78,502 shares of our common stock, of which 47,101 shares were subject to vesting at December 31, 2003. At December 31, 2003, these 78,502 shares had a market value of $1,823,601. Mr. Kempkes received 39,251 shares of our common stock, of which 19,626 shares were subject to vesting at December 31, 2003. At December 31, 2003, these 39,251 shares had a market value of $911,801. Holders of outstanding West Direct options received West options of equivalent value exercisable for 97,143 shares of our common stock. This merger and the transactions contemplated thereby were approved by our Board.

Compensation committee interlocks and insider participation

      No member of our compensation committee is, or was during 2003, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

AUDIT COMMITTEE REPORT

      Our audit committee consists solely of independent directors and operates under a written charter adopted by the Board, a copy of which is attached as Appendix A to this proxy statement.

      Management is responsible for our internal controls and the financial reporting process. The external auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee’s responsibility is to monitor and oversee these processes.

      In this context, the committee has met and held discussions with management and the external auditor. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the consolidated financial statements with management and the external auditor. The committee discussed with the external auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      Our external auditor also provided the committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the committee discussed with the external auditor its independence.

      Based on the committee’s review of the audited financial statements and the various discussions referred to above, the committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC. The committee also approved, subject to stockholder ratification, selection of our external auditor.

      The committee received an estimate of fees to be paid the independent auditors for audit, tax and other services for fiscal 2003. At each meeting during the year this estimate was reviewed, approved and updated, as appropriate, in advance of the work performed by the independent auditors. For the fiscal year ended 2003, 100% of the audit services, audit related services and tax and other non-audit services were approved by the audit committee in advance.

The Audit Committee
William E. Fisher
George H. Krauss
Greg T. Sloma

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2005 ANNUAL MEETING

Stockholder proposals

      Under SEC proxy rules, if a stockholder wants us to include a proposal in our proxy statement for our 2005 annual meeting of stockholders, we must receive the proposal at our principal executive offices at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 by December 11, 2004. The proposal must be sent to the attention of our Corporate Secretary.

      Under our bylaws and as permitted by SEC rules, a stockholder must follow specified procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that such nominations must be submitted to our Corporate Secretary at our principal executive offices. For our 2004 annual meeting we needed to receive the notice of your intention to introduce a nomination or to propose an item of business no later than March 16, 2004 and not earlier than February 14, 2004.

      For further information, you may obtain a copy of our bylaws without charge by sending a written request to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

      The Board is not aware of any matters that are expected to come before the 2004 annual meeting other than those referred to in this proxy statement. If any other matter should come before the annual meeting, the persons named in the accompanying proxy intend to vote the proxies using their best judgment.

      The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with these procedures.

Stockholder communication

      Stockholders who wish to communicate with a director regarding West may write to the director in care of our Corporate Secretary, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our

Corporate Secretary will forward all communications to the director. Our policy is to encourage our Board members to attend the annual meeting of stockholders.

      You may obtain a copy of our Annual Report on Form 10-K without charge by sending a written request to West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Our Annual Report on Form 10-K is also available on our website at www.west.com.

THOMAS B. BARKER
Chief Executive Officer

Omaha, Nebraska

April 9, 2004

APPENDIX A

WEST CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED CHARTER

I.	Purpose

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of West Corporation (the “Corporation”) is to oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation. The Committee’s primary focus will be to assist the Board in fulfilling its oversight responsibilities by reviewing: when appropriate, the financial reports and other financial information of the Corporation; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of the Corporation’s independent accountants;

•	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the Committee;

•	Serve as an independent and objective party to oversee the Corporation’s internal controls and procedures system; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

      The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Composition

      A. The Committee shall be comprised of three or more members of the Board each of whom must:

1. be independent, as defined in NASDAQ’s listing requirements and meet the criteria for independence set forth in the Securities and Exchange Act of 1934;

2. not have participated in the preparation of the financial statements of the Corporation or any current subsidiary of the Corporation at any time during the past three years; and

3. be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

      In addition, at least one member of the Committee must be an “audit committee financial expert” as defined in the Securities and Exchange Commission (“SEC”) regulations and at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

B.	Independence

      Each Committee member shall be an independent director in accordance with regulations of the SEC’s and the NASDAQ’s listing standards, each as applicable and each as may be modified from time to time. An “independent director” means a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship, which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. A director will not be considered “independent” if, among other things, he or she:

1. has accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any subsidiary thereof, other than in his or her capacity as a member of the Committee, the Board or any other Board committee;

2. is an affiliated person of the Corporation or any subsidiary thereof as defined by the SEC or the NASDAQ’s listing standards as may be applicable and as may be modified from time to time;

3. is, or at any time during the past three years was, employed by the Corporation or by any parent or subsidiary of the Corporation;

4. accepted or has a Family Member who accepted any payments from the Corporation or any parent or subsidiary of the Corporation in excess of $60,000 during the current or any of the past three fiscal years other than:

(a) compensation for Board or committee service;

(b) payments arising solely from investments in the Corporation’s securities;

(c) compensation paid to a Family Member who is a non-executive employee of the Corporation or a parent or subsidiary of the Corporation; or

(d) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

5. is a Family Member of an individual who is, or at any time during the past three years was, employed by the Corporation or by any parent or subsidiary of the Corporation as an executive officer;

6. is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Corporation made, or from which the Corporation received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than:

(a) payments arising solely from investments in the Corporation’s securities; or

(b) payments under non-discretionary charitable contribution matching programs;

7. is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years, any of the executive officers of the Corporation serve on the compensation committee of such other entity; or

8. is, or has a Family Member who is, a current partner of the Corporation’s outside auditor, or was a partner or employee of the Corporation’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years.

      C. Cure Periods

1. If a Committee member ceases to be independent for reasons outside the member’s reasonable control, the member may remain on the Committee until the earlier of the Corporation’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to be independent. The Corporation must provide notice to Nasdaq immediately upon learning of the event or circumstance that caused the non-compliance if the Corporation relies on this provision.

2. If the number of members on the Committee decreases to less than three due to one vacancy on the Committee, and the cure period in 1 above is not otherwise being relied upon for another member, the

Corporation will have until the earlier of the Corporation’s next annual shareholders’ meeting or one year from the occurrence of the vacancy to comply with the requirement that there be at least three members on the Committee. The Corporation must provide notice to Nasdaq immediately upon learning of the event or circumstance that caused the non-compliance if the Corporation relies on this provision.

      D. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair of the Committee is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of the members present at a meeting of the Committee at which a quorum is present. As part of its job to foster open communication, the Committee should meet at least annually with the executive management of each reporting segment of the Corporation in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. Each quarter, the Committee or a financial expert of the Committee should meet with a representative of the independent accountants the Committee has retained to review the Corporation’s financials consistent with V.A.3. below.

      The Committee shall maintain and submit to the Board copies of minutes of each meeting of the Committee, and each written consent to action taken without a meeting, reflecting the actions so authorized or taken by the Committee since the preceding meeting of the Board. A copy of the minutes of each meeting shall be placed in the Audit Committee’s record book.

IV.	Charter Amendments

      Any member of the Committee may submit proposed Charter amendments to the Board. The Board shall circulate any proposed charter amendment(s) to members of the Committee immediately upon receipt. By a majority vote, the Board may approve the amendments to the Charter.

V.	Responsibilities, Duties and Authority

      To fulfill its responsibilities and duties the Committee shall, and has the authority to:

      A. Documents/Reports Review

1. Review, assess the adequacy of and update as needed this Charter periodically, but at least annually, as conditions dictate.

2. Review the Corporation’s annual audited and quarterly unaudited financial statements and any reports or other financial information when appropriate, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review with financial management and the independent accountants any periodic filing prior to its filing or prior to the release of earnings. A financial expert of the Committee may represent the entire Committee for purposes of this review.

4. No less than once per year, meet with the principal executive officer of each reporting segment, along with the Vice President of Accounting responsible for preparing that reporting segment’s periodic financial statements.

      B. Independent Accountants

1. Make the selection of the independent accountants, considering independence and effectiveness of the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the independent accountants have with the Corporation to assess the accountants’ independence, and more frequently, if appropriate, to discuss any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Committee must take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditor. The Committee should also ensure its receipt from the independent accountants of a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1.

2. Be responsible for the compensation, retention and oversight of the work of the registered public accounting firm engaged (including resolution of disagreements between management and the independent accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and such accounting firm must report directly to the Committee.

3. Review the performance of the independent accountants and recommend or approve any proposed termination, replacement or other discharge of the independent accountants when circumstances warrant.

4. Periodically consult with the independent accountants out of the presence of management about internal controls and procedures and the completeness and accuracy of the Corporation’s financial statements.

5. Review and pre-approve, in accordance with Rule 2-01(c)(7) of Regulation S-X, all audit and permitted non-audit services to be provided by the Corporation’s independent accountants, including, without limitation the proposed fee structure of such proposals.

6. Review with the independent accountants for the Corporation information that the independent accountants are required to report to the Committee under the Sarbanes-Oxley Act of 2002 including:

(a) all critical accounting policies and practices to be used;

(b) all alternative treatments within Generally Accepted Accounting Principles (“GAAP”) for policies and practices related to material items that have been discussed with management of the Corporation, including the ramifications of using the alternative treatments and the treatment preferred by the independent accountants; and

(c) other material written communications between the independent accountants and management such as any management letter or schedule of unadjusted differences.

7. Ensure that the lead (or concurring) audit partner serves in that capacity with respect to the Corporation for no more than five consecutive years. Ensure that any partner other than the lead or concurring partner serves no more than seven years at the partner level.

      C. Financial Reporting Processes

1. Oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation.

2. In consultation with the independent accountants, review the integrity of the Corporation’s financial reporting processes, both internal and external.

3. Consider and assess the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

4. Consider and approve, if appropriate, changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants and management.

5. Review with management and the independent accountants any matters required to be discussed by Statement on Auditing Standards No. 61, as amended, related to the conduct of the audit.

      D. Process Improvement

1. Establish regular and separate systems of reporting to the Committee by each of management and independent accountants regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2. Following completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

4. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

      E. Complaints

1. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.

2. Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

      F. Ethical and Legal Compliance

1. Review and update periodically the Corporation’s Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

2. Review management’s monitoring of the Corporation’s compliance with its Code of Ethical Conduct and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

3. Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

4. Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

5. Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

6. Approve all related party transactions entered into by the Corporation with any of the Corporation’s directors or executive officers.

      G. Engage Advisors

1. Engage independent counsel and other advisers, as the Committee deems necessary to carry out its duties.

2. Annually, the Chief Financial Officer of the Corporation will submit recommendations to the Committee regarding the selection of independent accountants, audit fees and additional services to be requested, but the Committee shall not be bound to follow such recommendations.

      H. Funding

1. Determine the appropriate funding needed by the Committee for payment of:

(a) Compensation to any registered public accounting firm engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation;

(b) Compensation to any independent counsel and other advisers employed by the Committee as it deems necessary to carry out its duties; and

(c) Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

      I. Other

1. Review, evaluate and reassess the performance of the Committee annually and discuss such annual performance evaluation with the Board.

2. Do every other act incidental to, arising out of or in connection with, the authority granted to the Committee hereby or the carrying out of the Committee’s duties and responsibilities hereunder.

VI.     Limitation of Committee’s Role

      While the Committee has the authority, powers, and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable legal, accounting, and other requirements. These are the responsibilities of the Corporation’s management and the independent accountants.

February 2004

West Corporation

     This proxy is solicited by your Board of Directors for the May 13, 2004 Annual Stockholders Meeting.

The undersigned stockholder appoints each of Gary L. West and Thomas B. Barker attorney and proxy, with full power of substitution, on behalf of the undersigned and with all powers the undersigned would possess if personally present, to vote all shares of common stock of West Corporation that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Voting by mail. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(This proxy is continued on the reverse side)
VOTE-BY-TELEPHONE:
1. Read the accompanying Proxy Statement and this proxy card. 2. Call toll free 1-877-779-8683. 3. Enter your Control Number, shown above. 4. Follow the simple recorded instructions.

VOTE-BY-INTERNET:
1. Read the accompanying Proxy Statement and this proxy card. 2. Go to website http://www.eproxyvote.com/wstc 3. Enter your Control Number, shown above. 4. Follow the simple instructions.

If you vote by Internet or phone, please do not mail your proxy card.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card. 2. Mark, sign and date your proxy card. 3. Return it in the enclosed postage-paid envelope.

Please mark your votes as indicated in this example [X]

   Item 1.   Election of Directors — Nominees: (01) Mary E. West and (02) George H. Krauss

For	Withheld
Both	From Both
Nominees	Nominees
[ ]	[ ]	[ ]

For both nominees except as noted above

Item 2.	Ratify the appointment of Independent Auditors.	For		Against		Abstain
			[ ]		[ ]		[ ]

This proxy will be voted as directed, or if no direction is indicated, will be voted as recommended by the Board of Directors. This proxy is solicited on behalf of the Board of Directors.

In accordance with their discretion, the proxies are authorized to vote upon all other matters that may properly come before said Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR the nominees in Proposal 1 and FOR Proposal 2.

Mark box at right if address change or comment has been noted on the reverse side of this card. []

NOTE: Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.

Signature

Signature (Joint Owners)

Date